Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan of our reports dated February 20, 2007 with respect to the consolidated financial statements of Unisys Corporation, Unisys Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Unisys Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 6, 2007